Exhibit 99.1

Independent Auditor’s Report

To the Board of Trustees

Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of 3663 Bee Ridge Road, Sarasota Florida, 901 South Tamiami Trail, Venice Florida, 720 Doctors Drive, Englewood Florida, and 3080 Harbor Boulevard, Port Charles Florida (collectively the “Sarasota Properties”) for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this Statement of Revenues and Certain Direct Operating Expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this Statement of Revenues and Certain Direct Operating Expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement of Revenues and Certain Direct Operating Expenses based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenues and Certain Direct Operating Expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement of Revenues and Certain Direct Operating Expenses.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement of Revenues and Certain Direct Operating Expenses, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement of Revenues and Certain Direct Operating Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement of Revenues and Certain Direct Operating Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the Revenue and Certain Direct Operating expenses described in Note 1 to the financial statement of the Sarasota Properties for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Basis of Accounting

As described in Note 1 to the Financial Statement, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Sarasota Properties revenues and expenses.  Our opinion is not modified with respect to this matter.

/s/ Plante & Moran, PLLC
Chicago, Illinois
May 2, 2014

Sarasota Properties

Statement of Revenue and Certain Direct Operating Expenses

Year Ended December 31, 2013

Revenues
Rental revenue	$1,377,961
Tenant reimbursements	194,210
Total Revenues	1,572,171
Operating expenses	194,210
Revenues in Excess of Operating Expenses	$1,377,961

See Accompanying Notes to Financial Statement.

Sarasota Properties

Statement of Revenue and Certain Direct Operating Expenses

1.                                Business

Porter, Dickens, Golder — Arcadia Property Partnership, PDGG Englewood Properties, Porter & Dickens Property Partnership, and Alan H. Porter, collectively the Sellers, owned and operated the following four medical office buildings, collectively referred to as the Sarasota Properties:

•                  3663 Bee Ridge Road, Sarasota Florida,

•                  901 South Tamiami Trail, Venice Florida,

•                  720 Doctors Drive, Englewood Florida,

•                  3080 Harbor Boulevard, Port Charles Florida

The Sarasota Properties, which are leased to one tenant (the “Tenant”) under separate triple net leases for each property, were sold to a subsidiary of Physicians Realty Trust (the “Purchaser”).  The Purchaser acquired the Sarasota Properties on February 26, 2014, and assumed all management and ownership responsibilities.

The accompanying statement of revenues and certain operating expenses has been prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, management fees, interest expense, amortization of above and below market leases, and income taxes.

2.                                Summary of Significant Accounting Policies

Use of Estimates - Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

Revenue Recognition - The Tenant’s leases are accounted for as operating leases. Rental income is recognized on a monthly basis at the amounts due under the terms of each lease.  Increases in rent which are dependent on future events, including future inflation, are recognized monthly beginning in the period in which the new rental rate becomes known.

Reimbursement from Tenants - Tenant recoveries related to reimbursement of real estate and sales tax expense is recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Sarastoa Properties is generally the primary obligor and bears the associated credit risk. The Tenant directly pay all other operating expenses related to the Sarasota Properties.

3.                                Leases

On February 17, 2006, the Sellers entered into four non-cancellable operating leases, or the original leases, with the Tenant to occupy the Sarasota Properties commencing on February 17, 2006.  The monthly lease rates effective February 2013 were $19,641, $16,378, $49,485, and $26,585, and will adjust each February through the end of the lease term, by the greater of 4.0% or the annual change in the Consumer Price Index rate.  Each lease expires twenty years from the commencement date and the tenant has the option to extend the lease for an additional five years.

4.                                Subsequent Events

Subsequent events were evaluated through May 2, 2014, the date the financial statement was available to be issued.